Exhibit 10.5

PROLOGIS, INC.

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT NOTICE OF GRANT

CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN.

Participant Name:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Address:	%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%ADDRESS_LINE_3%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%

You (“Participant”) have been granted a Full Value Award under the Plan in the form of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement (as defined in the attached Restricted Stock Unit Terms & Conditions), as follows:

Grant Number	%%NUMBER%-%

Date of Grant	%%DATE%-%

Vesting Commencement Date	%%VEST_BASE_DATE%-%

Number of Restricted Stock Units	%%TOTAL_UNITS_GRANTED%-%

Subject to paragraph 3 of the attached Restricted Stock Unit Terms & Conditions or the express terms of the Plan, the Restricted Stock Units will vest in accordance with the following schedule:

%%SHARES_PERIOD1%-% %%VEST_DATE_PERIOD1%-%

%%SHARES_PERIOD2%-% %%VEST_DATE_PERIOD2%-%

%%SHARES_PERIOD3%-% %%VEST_DATE_PERIOD3%-%

%%SHARES_PERIOD4%-% %%VEST_DATE_PERIOD4%-%

By Participant’s acceptance of this Award, Participant agrees that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including any country-specific terms and conditions applicable to Participant set forth in the Country Appendix. Participant acknowledges and agrees that he or she has been provided access to the Plan documents (including the Plan Prospectus) through the Prologis Intranet (http://thehub/ltip/Pages/default.aspx). Participant further acknowledges and agrees that he or she has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to acceptance and fully understands the Award Agreement and all provisions of the Plan relating to the Award. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained in this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify Prologis, Inc., upon any change in Participant’s residence address indicated above.

PROLOGIS, INC.

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT TERMS & CONDITIONS

Unless otherwise defined herein, the terms defined in the Prologis, Inc. 2012 Long-Term Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Terms & Conditions (together with the Restricted Stock Unit Notice of Grant and Country Appendix, which are incorporated herein, the “Award Agreement”).

1. Grant. Prologis, Inc. (“Prologis”), hereby grants to Participant under the Plan a Full Value Award in the form of Restricted Stock Units (the “Restricted Stock Units”), subject to all of the terms and conditions in this Award Agreement (including, without limitation, paragraph 23(a) concerning specific provisions relating to employment agreements of Participants and any specific terms and conditions for Participant’s Country set forth in the Country Appendix) and the Plan, which is incorporated herein by reference. Subject to the terms and conditions of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Prologis’ Obligation to Pay. Unless and until the Restricted Stock Units will have vested in the manner set forth in the related Restricted Stock Unit Notice of Grant, paragraph 3 below or the express terms of the Plan, Participant will have no right to payment with respect to any such Restricted Stock Units. Prior to actual payment with respect to any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of Prologis, payable (if at all) only from the general assets of Prologis.

3. Vesting Schedule and Issuance of Stock.

(a) Subject to paragraph 11 hereof, and subsection 4.3 of the Plan, the Restricted Stock Units awarded by this Award Agreement will vest as to the number of Restricted Stock Units, and on the dates shown, as set forth in the related Restricted Stock Unit Notice of Grant (each a “Vesting Date”); provided, however, that (i) if Participant’s Termination Date occurs by reason of death, Disability or Retirement, any unvested Restricted Stock Units subject to the Award shall vest immediately on the Termination Date and the Termination Date shall be deemed the “Vesting Date” for purposes of this Award Agreement, and (ii) all Restricted Stock Units subject to the Award that are not vested on or before Participant’s Termination Date shall immediately expire and be forfeited, and Participant shall have no further right with respect to such Restricted Stock Units.

(b) As soon as practicable upon or following each Vesting Date but, except as provided in this Award Agreement, in no event later than March 15 of the year following the year that includes the applicable Vesting Date, one share of Stock shall be issued for each Restricted Stock Unit that vests on such Vesting Date, subject to the terms and provisions of the Plan and this Award Agreement. Notwithstanding the foregoing, if Participant’s Termination Date occurs by reason of Retirement, payment shall be made on or within sixty (60) days following Participant’s Termination Date.

(c) If vesting of the Award is accelerated, the following shall apply:

(i) If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award, the payment of such accelerated portion of the Award shall be made as soon as practicable after the new vesting date, but, except as provided in this Award Agreement, in no event later than two and one-half (2 1⁄2) months following the end of Prologis’ taxable year in which the applicable Vesting Date occurs; provided, however, if Participant is a U.S. taxpayer and the Award is “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the payment of such accelerated portion of the Award nevertheless shall be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in paragraph 3(a) (whether or not Participant continues to provide services to Prologis or a Related Company as of such date(s)), unless an earlier payment date, in the judgment of the Committee, would not cause Participant to incur an additional tax under Section 409A, in which case, payment of such accelerated Award shall be made within two and one-half (2 1⁄2) months following the earliest permissible payment date that would not cause Participant to incur an additional tax under Section 409A. Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 3(c) will cease upon Participant’s death and such payment will be made as soon as practicable after the date of Participant’s death.

(ii) If the vesting of all or a portion of this Award accelerates pursuant to (A) subsection 4.3 of the Plan in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, or (B) any other plan or agreement that provides for acceleration in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of subsection 4.2 of the Plan) will be made in accordance with the timing of payment rules that apply to discretionary accelerations under paragraph 3(c)(i). If the vesting of all or a portion of this Award accelerates in the event of a corporate transaction that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of subsection 4.2 of the Plan) will be made within two and one-half (2 1⁄2) months after the corporate transaction.

(d) No fractional shares of Stock shall be issued under this Award Agreement.

(e) Notwithstanding anything to the contrary set forth in this Award Agreement, this Award is subject to the Recoupment Policy set forth in the Prologis Governance Guidelines and any other clawback policies that are adopted by Prologis.

(f) Except as provided in the foregoing provisions of this paragraph 3, upon Participant’s Termination Date, the unvested Restricted Stock Units will thereupon be forfeited at no cost to Prologis and Participant’s right to vest in the Restricted Stock Units and acquire any shares of Stock hereunder with respect to such Restricted Stock Units will immediately terminate. For purposes of this Award, the Committee shall have the exclusive discretion to determine Participant’s Termination Date.

4. Dividend Equivalent Payments.

(a) As of each dividend payment date with respect to Stock, Participant shall be entitled to a Dividend Equivalent Payment (as defined below) in an amount equal to (i) the dividend paid with respect to a share of Stock, multiplied by (ii) the number of shares of Stock subject to the Award, if any, that are outstanding on the applicable dividend record date with respect to such dividend payment date. Unless otherwise set forth in the Country Appendix, Dividend Equivalent Payments with respect to outstanding shares of Stock subject to the Award generally shall be paid at the same time and in the same form that dividends are paid on Stock; provided, however, that any Dividend Equivalent Payment to which Participant is entitled for any calendar year shall be paid no later than March 15 of the year following the year in which the corresponding dividend record date on the Stock occurs. The Committee may prospectively change the method of crediting dividend equivalents as it, in its sole discretion, determines appropriate from time to time provided that such change does not have a material adverse tax effect on Participant.

(b) The right to Dividend Equivalent Payments under this Award Agreement does not constitute an award of Stock, and nothing in this Award Agreement shall be construed as giving Participant any rights as a shareholder of Prologis prior to payment of the Stock subject to the Restricted Stock Units or Dividend Equivalent Payments (if paid in Stock).

(c) For purposes of this Award Agreement, “Dividend Equivalent Payment” means, for each share of Stock represented by an outstanding Restricted Stock Unit, a payment in an amount equal to, and in the same form of payment as, the dividend paid on one share of Stock, except as otherwise determined by the Committee or set forth in the Country Appendix.

(d) As specified in the Country Appendix, Participants residing in countries where Prologis has, in its sole discretion, determined that payment of Dividend Equivalent Payments in cash is not advisable for legal, tax or administrative reasons will earn a “Dividend Equivalent Unit” equal in value to a Dividend Equivalent Payment for each share of Stock represented by an outstanding Restricted Stock Unit. Dividend Equivalent Units will be subject to the same vesting schedule as the underlying Restricted Stock Units and be settled in shares of Stock at such time as the Restricted Stock Units are settled.

5. Payments after Death. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s beneficiary designated by will or the laws of descent and distribution. Any such beneficiary must furnish Prologis with (a) written notice of his or her status as beneficiary, and (b) evidence satisfactory to Prologis to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6. Withholding of Taxes.

(a) Participant acknowledges that, regardless of any action taken by Prologis or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by Prologis or the Employer.

(b) Participant acknowledges and agrees that Prologis and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Stock acquired pursuant to such settlement, the accrual or settlement of any Dividend Equivalent Payments and/or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units or Dividend Equivalent Payments to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that Prologis and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c) Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to Prologis and/or the Employer to satisfy all Tax-Related Items. If such arrangements are not made by Participant by the date specified by Prologis and communicated to Participant (and in no event less than 30 days prior to the Vesting Date), Participant authorizes Prologis or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the Restricted Stock Units and, if applicable, Dividend Equivalent Units. In the event that such withholding in Stock is problematic under applicable tax or securities law or has adverse accounting consequences, by Participant’s acceptance of this Award, Participant authorizes and directs Prologis and any brokerage firm determined acceptable to Prologis to sell, on Participant’s behalf, a whole number of shares of Stock from those shares of Stock issued to Participant upon settlement of the Restricted Stock Units and, if applicable, Dividend Equivalent Unit as Prologis determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

(d) Depending on the withholding method, Prologis may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a cash refund of any over-withheld amount not remitted to tax authorities on Participant’s behalf and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units and, if applicable, Dividend Equivalent Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(e) Finally, Participant agrees to pay to Prologis or the Employer, including through withholding from Participant’s wages or other cash compensation paid to Participant by Prologis and/or the Employer, any amount of Tax-Related Items that Prologis or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Prologis may refuse to issue or deliver the Stock issuable upon vesting of the Restricted Stock Units and, if applicable, Dividend Equivalent Units, or the proceeds of the sale of such Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of Prologis in respect of any Stock deliverable hereunder unless and until certificates representing such Stock will have been issued, recorded on the records of Prologis or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of Prologis including with respect to voting such Stock and receipt of dividends and distributions on such Stock.

8. Code Section 409A. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if any payment with respect to any Restricted Stock Units (including any Dividend Equivalent Payments) is subject to Section 409A and if such payment is to be paid or provided on account of Participant’s Termination Date (or other separation from service or termination of employment, other than death):

(a) and if Participant is a specified employee (within the meaning of Section 409A) and if any such payment or benefit is required to be made or provided prior to the date which is six months following Participant’s Termination Date, such payment or benefit shall be delayed until the date which is six months and one day following Participant’s Termination Date; provided, however, that if Participant dies prior to this Termination Date, all remaining payments shall be paid to his estate within ninety (90) days following his death; and

(b) the determination as to whether Participant has had a Termination Date (or other termination of employment or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units and Dividend Equivalent Payments provided under this Award Agreement or Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Neither Prologis nor any Related Company, however, makes any representation regarding the tax consequences of this Award.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENT UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY REMAINING AN EMPLOYEE OF AND/OR PROVIDING MATERIAL SERVICES TO PROLOGIS OR A RELATED COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING STOCK HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, THE VESTING SCHEDULE SET FORTH HEREIN AND PARTICIPANT’S PARTICIPATION IN THE PLAN (a) DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT WITH THE EMPLOYER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, (b) WILL NOT BE INTERPRETED AS FORMING AN EMPLOYMENT OR SERVICES CONTRACT WITH PROLOGIS, THE EMPLOYER OR ANY RELATED COMPANY, AND (c) WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF PROLOGIS, THE EMPLOYER OR ANY RELATED COMPANY, AS APPLICABLE, TO TERMINATE PARTICIPANT’S EMPLOYMENT OR SERVICE RELATIONSHIP (IF ANY) WITH THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Address for Notices. Any notice to be given to Prologis or a Related Company or the Employer under the terms of this Award Agreement will be addressed to the Committee, in care of Prologis, at its principal operational offices at 4545 Airport Way, Denver, CO 80239, U.S.A., Attention: General Counsel, or at such other address as Prologis may hereafter designate in writing.

11. Change in Control. In the event that, prior to the Vesting Date and prior to the date on which the Award has otherwise expired and (a) while Participant is an employee and is providing services to Prologis or a Related Company, Participant’s employment is terminated by Prologis or the successor to Prologis or a Related Company which is Participant’s employer for reasons other than Cause, in any such case within twenty-four (24) months following a Change in Control or (b) the Plan is terminated by Prologis or its successor following a Change in Control without provision for the continuation of the Award to the extent then outstanding, then the Restricted Stock Units and Dividend Equivalent Units, to the extent they have not otherwise expired or been cancelled or forfeited, shall immediately vest and the date of the vesting shall be the “Vesting Date.” Any Restricted Stock Units and Dividend Equivalent Units that vest pursuant to this paragraph 11 shall be paid in accordance with the terms and conditions of paragraph 3 above and the other terms and conditions of the Plan.

For purposes of this paragraph 11, Participant’s employment shall be deemed to be terminated by Prologis or the successor to Prologis (or a Related Company) if Participant terminates employment after (i) a substantial adverse alteration in the nature of Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control.

In any event, if, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 4 of the Plan (or a successor provision), and immediately following the Change in Control, Participant becomes employed by the entity into which Prologis merged, or the purchaser of substantially all of the assets of Prologis, or a successor to such entity or purchaser, Participant shall not be treated as having terminated employment for purposes of this paragraph 11 until such time as Participant ceases to be an employee and/or ceases to provide services to the merged entity or purchaser (or successor), as applicable.

Notwithstanding the foregoing, unless otherwise provided in the Plan or by Prologis in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock of Prologis.

12. Nature of Award. In accepting the Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by Prologis;

(b) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c) all decisions with respect to future Awards of Restricted Stock Units, if any, will be at the sole discretion of Prologis;

(d) Participant is voluntarily participating in the Plan;

(e) the Restricted Stock Units and the Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(f) the Award of Restricted Stock Units and the Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) in addition to paragraphs (a) - (g), the following provisions will also apply if Participant is employed or providing services outside the United States:

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units and Dividend Equivalent Units resulting from the termination of Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against Prologis, the Employer and any Related Company, waives his or her ability, if any, to bring any such claim, and releases Prologis, the Employer and all Related Companies from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(ii) the Restricted Stock Units and the Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose; and

(iii) neither Prologis or the Employer (nor any Related Company) shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units, Dividend Equivalent Payments and/or Dividend Equivalent Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units, Dividend Equivalent Payments and/or Dividend Equivalent Units or the subsequent sale of any Stock acquired upon settlement of the Restricted Stock Units and Dividend Equivalent Units.

13. Choice of Language. Participant has received this Award Agreement and any other related communications (including the Restricted Stock Unit Notice of Grant) and consents to having received these documents solely in English. In the event that any document distributed to Participant in connection with the Award of Restricted Stock Units is translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14. No Advice Regarding Award. Neither Prologis, the Employer nor any Related Company is providing any tax, legal or financial advice, nor is Prologis, the Employer or any Related Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Stock. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

15. Data Privacy Consent. Participant hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other materials related to the Award of Restricted Stock Units (“Data”) by and among, as applicable, the Employer, Prologis and its Related Companies for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data may include certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Stock or directorships held in Prologis, details of all Restricted Stock Units or any other entitlement to Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor.

Participant understands that Data will be transferred to E*TRADE Financial Corporate Services and E*TRADE Securities LLC or such other stock plan service provider as may be selected by Prologis (the “Designated Broker”), which is assisting Prologis with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections from Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

Participant authorizes Prologis, the Designated Broker and any other possible recipients which may assist Prologis (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. If Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.

Participant acknowledges and agrees that this consent is being provided on a purely voluntary basis and that if Participant does not consent, or if Participant later seeks to revoke this consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that Prologis would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing this consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of this consent, Participant understands that Participant may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, Participant agrees to sign any data privacy consent form or other similar agreement that the Company, in its sole discretion, has determined to be necessary to obtain from Participant in order to administer Participant’s participation in the Plan in compliance with the data privacy laws or regulations in Participant’s country. Participant will not be permitted to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company or the Employer.

16. Award is Not Transferable. Except to the limited extent provided in paragraph 5, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.

17. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Additional Conditions to Issuance of Stock; Restriction on Sale of Securities. If at any time Prologis will determine, in its discretion, that the listing, registration or qualification of the Stock upon any securities exchange or under any local, state, federal or foreign securities or exchange control law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of Stock to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to Prologis. Participant understands that Prologis is under no obligation to register or qualify the Stock with, or seek any approval or clearance from, any governmental regulatory authority for the issuance or sale of the Stock. Further, Participant agrees that Prologis shall have unilateral authority to amend the Plan and the Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Stock. Finally, Participant acknowledges that Participant’s subsequent sale of the Stock issued pursuant to this Award Agreement may be subject to any market blackout period that may be imposed by Prologis and must comply with Prologis’ insider trading policies, and any other applicable securities laws.

19. Committee Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units and/or Dividend Equivalent Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, Prologis and all other interested persons.

20. Electronic Delivery and Acceptance. Prologis may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by Prologis, the Designated Broker or another third party designated by Prologis.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, whether in whole or in part, such provision (or portion thereof) will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

23. Modifications to the Award Agreement.

(a) If Participant is an employee, except as expressly set forth in Participant’s employment agreement (if any) or any other individual agreements between Prologis and Participant (if any), this Award Agreement (including the Recoupment Policy referenced in paragraph 3(e)) constitutes the entire understanding of the parties on the subjects covered. To the extent that any such agreement between Prologis and an employee-Participant contains more favorable terms with respect to the Restricted Stock Units than the terms contained herein, the terms of such other agreement shall control to the extent that such terms do not conflict with the Plan.

(b) Notwithstanding anything to the contrary in the Plan or this Award Agreement, Prologis may amend this Award Agreement as necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock Units.

(c) Notwithstanding anything to the contrary in the Plan or this Award Agreement, Prologis reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award of Restricted Stock Units and on any Stock acquired under the Plan, to the extent that Prologis determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Amendment, Suspension or Termination of the Plan. Participant understands that the Plan is discretionary in nature and may be modified, amended, suspended or terminated by Prologis at any time, to the extent permitted by the Plan.

25. Country Appendix. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in the Country Appendix to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Appendix, the special terms and conditions for such country, if any, will apply to Participant to the extent that Prologis determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Appendix constitutes part of this Award Agreement.

26. Governing Law & Venue. This Award Agreement will be governed by the laws of the State of Maryland, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, U.S.A., agree that such litigation shall be conducted in the courts of the county of Denver, Colorado, U.S.A., or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

27. Insider Trading. By participating in the Plan, Participant agrees to comply with Prologis’ policy on insider trading (to the extent that it is applicable to Participant), a copy of which can be obtained through the Prologis Intranet (http://thehub/regions/na/legal/Pages/default.aspx). Further, Participant acknowledges that Participant’s country of residence may also have laws or regulations governing insider trading and/or market abuse and that such laws or regulations may impose additional restrictions on Participant’s ability to participate in the Plan (e.g., acquiring or selling shares of Stock) and that Participant is solely responsible for complying with such laws or regulations. In the event that Participant is in possession of information about Prologis or any Related Company which has not been made publicly available and which Participant knows (or should know) may impact the price of the Stock if such information was made available to the public, Participant is advised to consult with his or her legal advisor prior to acquiring or selling any shares of Stock.

28. Waiver. Participant acknowledges that a waiver by Prologis of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

Prologis, Inc.

2012 Long-Term Incentive Plan

Country Appendix

Restricted Stock Unit Agreement

The additional terms and conditions set forth in this Country Appendix are specifically incorporated into the Award Agreement. These terms and conditions govern the Restricted Stock Units granted to Participant under the Prologis, Inc. 2012 Long-Term Incentive Plan (the “Plan”) if Participant works and/or resides in one of the countries listed below.

If Participant is citizen or resident of a country other than the one in which he or she is currently working (or is considered as such for local law purposes), or if Participant relocates to another country after receiving the Award of Restricted Stock Units, Prologis will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Appendix have the meanings set forth in the Plan and/or the Award Agreement.

BRAZIL

Compliance with Law

By accepting the Restricted Stock Units, Participant agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Restricted Stock Units and the sale of any Stock acquired under the Plan.

CANADA

Form of Settlement of Award

Notwithstanding subsection 4.1(e) of the Plan, the Restricted Stock Units shall be settled in shares of Stock only.

CHINA

The following provisions govern Participant’s participation in the Plan if Participant is a national of the People’s Republic of China (“PRC”) resident in mainland China:

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on the dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on each Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

Mandatory Sale Restriction

Due to exchange control restrictions in the PRC, Participant understands and agrees that Prologis reserves the right to require the automatic sale of any shares of Stock issuable to Participant upon vesting of the Restricted Stock Units and Dividend Equivalent Units. Participant understands and agrees that any automatic sale of the shares of Stock will occur as soon as is practical following settlement of the Restricted Stock Units.

If Prologis does not exercise its right to require the automatic sale of Stock issuable upon settlement of the Restricted Stock Units and Dividend Equivalent Units, as described above, Participant understands and agrees that any Stock acquired by Participant under the Plan must be sold no later than six (6) months after Participant’s Termination Date, or within any other such time frame as may be permitted by Prologis or required by the PRC State Administration of Foreign Exchange. Participant understands that any shares of Stock acquired by Participant under the Plan that have not been sold by within six (6) months of Participant’s termination date will be automatically sold by Prologis’ designated broker at the direction of Prologis.

- Appendix 1 -

In this regard, Participant hereby expressly authorizes (i) Prologis to instruct the Designated Broker to assist with a mandatory sale of such Stock (on Participant’s behalf pursuant to this authorization), and (ii) the Designated Broker to complete the sale of such Stock at the direction of Prologis. Participant acknowledges and agrees that the Designated Broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Participant understands and agrees that, upon any such sale of the Stock, the sales proceeds (less any applicable Tax-Related Items and/or broker’s fees or commissions) will be remitted to Participant in accordance with any applicable exchange control laws or regulations including, but not limited to, the restrictions set forth in this Country Appendix for China below under “Exchange Control Restrictions.”

Exchange Control Restrictions

By accepting the Restricted Stock Units, Participant understands and agrees that, due to PRC exchange control restrictions, Participant is not permitted to transfer any Stock acquired under the Plan out of Participant’s account established with the Designated Broker, and that Participant will be required to repatriate all proceeds from the sale of Stock due to Participant under the Plan to the PRC, including any proceeds from the sale of Stock acquired under the Plan.

Further, Participant understands that such repatriation will need to be effected through a special exchange control account established by Prologis, the Employer, or a Related Company in the PRC, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. dollars or in local currency, at Prologis’ discretion. If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that neither Prologis nor any Related Company is under an obligation to secure any particular currency conversion rate and that Prologis (or a Related Company) may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. Participant agrees to bear any currency fluctuation risk between the time the shares of Stock are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by Prologis in the future to facilitate compliance with PRC exchange control requirements.

CZECH REPUBLIC

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

FRANCE

Not Tax Qualified Awards

The Restricted Stock Units do not qualify for, and are not intended to qualify for, the specific tax and social security treatment applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English

By accepting the Restricted Stock Units, Participant confirms having read and understood the Plan and the Award Agreement, which were provided in the English language. Participant accepts the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui lui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

- Appendix 2 -

GERMANY

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

HUNGARY

There are no country-specific provisions.

ITALY

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

Data Privacy Consent

This provision replaces paragraph 15 of the Award Agreement (“Data Privacy Consent”):

Participant understands that the Employer, Prologis and any Related Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Stock or directorships held in Prologis or any Related Company, details of all Restricted Stock Units, or any other entitlement to Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”) and will process such Data in compliance with applicable laws and regulations for the exclusive purpose of implementing, managing and administering Participant’s participation in the Plan.

Participant understands that providing Prologis with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Participant’s refusal to provide such Data would make it impossible for Prologis to perform its contractual obligations under the Plan. Participant acknowledges and agrees that this consent is being provided on a purely voluntary basis and that if Participant does not consent, or if Participant later seeks to revoke this consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that Prologis would not be able to grant Participant Restricted Stock units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing this consent may affect Participant’s ability to participate in the Plan.

Participant understands that the Controller of personal data processing is Prologis, Inc., with its principal operational offices at 4545 Airport Way, Denver, Colorado 80239, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is ProLogis Italy Management S.r.l., with its registered offices at Via Milano 150, Cologno Monzese MI, Italy.

Participant understands that Participant’s Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant further understands that Prologis and its Related Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that Prologis and/or its Related Companies may each further transfer Data to third parties assisting Prologis in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom Participant may elect to deposit any Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should Prologis exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

- Appendix 3 -

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003. The processing activity, including communication, the transfer of Participant’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Data and cease, for legitimate reason, the Data processing. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, Participant understands that the Data provided may be reviewed by Participant at any time and that any questions or complaints with respect to the matters described herein may be addressed by contacting Participant’s local human resources representative.

Terms of Grant

By accepting the Restricted Stock Units, Participant acknowledges and agrees that he or she has received a copy of the Plan and the Award Agreement, including this Country Appendix, has reviewed these documents in their entirety and fully understands the contents thereof, and accepts the terms and conditions contained in these documents. Specifically, Participant expressly approves the following portions of the Award Agreement: (i) paragraph 2 (“Prologis’ Obligation to Pay); (ii) paragraph 3 (“Vesting Schedule and Issuance of Stock); (iii) paragraph 6 (“Withholding of Taxes”); (iv) paragraph 12 (“Nature of Award”); (v) paragraph 13 (“Choice of Language”); (vi) paragraph 23 (“Modifications to the Award Agreement”); (vii) paragraph 26 (“Governing Law and Venue”); and (viii) the Data Privacy Consent set forth above in this Country Appendix for Italy.

JAPAN

There are no country-specific provisions.

LUXEMBOURG

There are no country-specific provisions.

MEXICO

Plan Document Acknowledgement

By accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, the Restricted Stock Unit Notice of Grant, and the Award Agreement, including this Country Appendix, which Participant has reviewed. Participant acknowledges further that he or she accepts all the provisions of the Plan, the Restricted Stock Unit Notice of Grant, and the Award Agreement, including this Country Appendix. Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in paragraph 12 of the Award Agreement (“Nature of Award”), which clearly provides as follows:

(1) Participant’s participation in the Plan does not constitute an acquired right;

(2) The Plan and Participant’s participation in it are offered by Prologis on a wholly discretionary basis;

(3) Participant’s participation in the Plan is voluntary; and

(4) Prologis, its Related Companies and Participant’s Employer are not responsible for any decrease in the value of any Stock acquired at vesting of the Restricted Stock Units.

Labor Law Policy and Acknowledgment

This provision supplements paragraph 12 of the Award Agreement (“Nature of Award”):

In accepting the Award of Restricted Stock Units, Participant expressly recognizes that Prologis with its principal operating offices at 4545 Airport Way, Denver, Colorado 80239, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in

- Appendix 4 -

the Plan and acquisition of Stock do not constitute an employment relationship between Participant and Prologis since Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Servicios Corporativos GC, S.A. de C.V. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Prologis; therefore, Prologis reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Prologis for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Prologis, and its affiliates, branches, representation offices, shareholders, trustees, directors, officers, employees, agents, or legal representatives with respect to any such claim that may arise.

Spanish Translation

Reconocimiento del Documento del Plan

Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce que ha recibido una copia del Plan, la Notificación del Otorgamiento y el Convenio, incluyendo este Apéndice por país, mismos que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan, la Notificación del Otorgamiento y el Convenio, incluyendo este Apéndice por país. El Participante también reconoce que ha leído y que específicamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 11 del Convenio: “Naturaleza de la Subvención”, que claramente dispone lo siguiente:

(1) La participación del Participante en el Plan no constituye un derecho adquirido;

(2) El Plan y la participación del Participante en el Plan se ofrecen por Prologis de manera totalmente discrecional;

(3) La participación del Participante en el Plan es voluntaria; y

(4) Prologis, sus Compañías Relacionadas y el Patrón del Participante no son responsables de ninguna disminución en el valor de las Acciones adquiridas al momento de tener el derecho respecto a las Unidades de Acciones Restringidas.

Política Laboral y Reconocimiento

Esta disposición suplementa la Sección 13 del Convenio (“naturaleza del Otorgamiento):

Al aceptar esta Recompensa, el Participante expresamente reconoce que Prologis, con domicilio de operaciones ubicado en 4545 Airport Way, Denver, Colorado 80239, EE.UU., es únicamente responsable por la administración del Plan y que la participación del Participante en el Plan y la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y Prologis, ya que el Participante participa en el Plan de una manera totalmente comercial y su único Patrón es Servicios Corporativos GC, S.A. de C.V. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que le pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón del Participante y no forman parte de las condiciones de trabajo y/o las prestaciones otorgadas por el Patrón y que cualquier modificación al Plan o su terminación no constituye un cambio o menoscabo de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Prologis; por lo tanto, Prologis se reserva el derecho absoluto de modificar y/o discontinuar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del Plan y, por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Prologis, y sus afiliadas, sucursales, oficinas de representación, accionistas, fiduciarios, directores, funcionarios, empleados, agentes o representantes legales en relación con cualquier demanda o reclamación que pudiera surgir.

NETHERLANDS

- Appendix 5 -

POLAND

There are no country-specific provisions.

SINGAPORE

Securities Law Information

The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and that Participant will not be able to make any subsequent sale of any shares of Stock in Singapore, or any offer of such subsequent sale of shares of Stock in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement

Participant understands and agrees that if he or she is a director of a Related Company in Singapore, the Singapore Companies Act requires Participant to notify such Related Company in Singapore in writing of any interest (e.g., Restricted Stock Units, Stock, etc.) that Participant holds in Prologis (or any Related Company) within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock units), or (iii) becoming a director, if Participant holds such an interest at that time.

SLOVAK REPUBLIC

There are no country-specific provisions.

SPAIN

Labor Law Acknowledgement

This provision supplements paragraph 12 of the Award Agreement (“Nature of Award”):

In accepting the Award of Restricted Stock Units, Participant consents to participation in the Plan and has received a copy of the Plan. Participant understands that Prologis has unilaterally, gratuitously and in its sole discretion decided to make an Award of Restricted Stock Units under the Plan to individuals who may be employees of Prologis or its Related Companies throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind Prologis or any of its Related Companies on an ongoing basis except as provided in the Award Agreement and Plan. Consequently, Participant understands that the Award of Restricted Stock Units is made on the assumption and condition that the Restricted Stock Units, any Dividend Equivalent Payments and any Stock issuable upon vesting of the Restricted Stock Units (i) shall not become a part of any employment contract (either with Prologis or any of its Related Companies), (ii) shall not be considered a mandatory benefit, right or entitlement for any purpose, and (iii) shall not be considered salary, wages or compensation for any purpose (including calculating severance compensation). Participant understands that the

- Appendix 6 -

Award of Restricted Stock Units would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award made to Participant under the Plan shall be null and void.

Further, the vesting of the Restricted Stock Units and/or Dividend Equivalent Units is expressly conditioned on Participant’s continued and active rendering of service to Prologis or a Related Company, such that if Participant’s service terminates for any reason (other than death, Disability or Retirement), the Restricted Stock Units and Dividend Equivalent Units may cease vesting immediately, in whole or in part, effective on Participant’s Termination Date (unless otherwise specifically provided in the Plan or the Award Agreement). This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause; (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates employment or service due to a unilateral breach of contract by Prologis or a Related Company; or (5) Participant’s service terminates for any other reason whatsoever. Consequently, upon termination of Participant’s employment or service for any of the above reasons, Participant may automatically lose any rights to Restricted Stock Units and Dividend Equivalent Units that were not vested on Participant’s Termination Date, as described in the Plan and the Award Agreement.

Participant acknowledges that he or she has read and specifically accepts the conditions referred to in paragraph 2 and paragraph 3 of the Award Agreement.

Securities Law Notice

The Restricted Stock Units do not qualify as “securities” under Spanish law. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award of the Restricted Stock Units. Further, none of the materials distributed to Participant in connection with the Award of Restricted Stock Units, including the Plan document and the Award Agreement (i) have been, or will be, registered with the Comisión Nacional del Mercado de Valores, and (ii) do not constitute a public offering prospectus.

SWEDEN

There are no country-specific provisions.

UNITED KINGDOM

Tax Acknowledgment

This provision supplements paragraph 6 of the Award Agreement (“Withholding of Taxes”):

If payment or withholding of income tax due by Participant in connection with the Restricted Stock Units is not made within 90 days of the event giving rise to the income tax or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Participant agrees that the amount of any uncollected income tax shall (assuming Participant is not a director or executive officer of Prologis (within the meaning of Section 13(k) of the Exchange Act)), constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan (i) will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”), (ii) will be immediately due and repayable, and (iii) may be recovered by Prologis and/or the Employer any time by any of the means referred to in paragraph 6 of the Award Agreement.

If Participant is a director or executive officer of Prologis (as described above) and such income tax is not collected from or paid by Participant by the Due Date, the amount of such uncollected income tax may constitute an additional benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

In addition, Participant agrees that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right Participant may have to recover any overpayment from HMRC.

- Appendix 7 -

UNITED STATES

There are no country-specific provisions.

- Appendix 8 -